EXHIBIT 5

July 3, 2007

Inland American Real Estate Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois  60523

Re:  Registration Statement on Form S-11

Ladies and Gentlemen:

We have acted as special Maryland counsel to Inland American Real Estate Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising from the registration on Form S-11 (the “Registration Statement”) of Five Hundred Forty Million (540,000,000) shares of the Company’s common stock, par value $.001 per share (the “Shares”), under the Securities Act of 1933, as amended (the “Act”).

In rendering this opinion, we have examined, among other things, and assume the validity and accuracy of each of the following:

(1)           the Registration Statement, including all amendments and supplements thereto, with the prospectus included therein, in the form in which it was filed with the Securities and Exchange Commission (the “Commission”) under the Act;

(2)           the Fifth Articles of Amendment and Restatement of the Company, as accepted by the Maryland State Department of Assessments and Taxation (the “SDAT”) on June 14, 2007;

(3)           the Amended and Restated Bylaws of the Company effective as of July 1, 2006;

(4)           a copy of the December 19, 2006 minutes and resolutions of the Board of Directors of the Company;

(5)           as has been attached to this opinion, a Certificate of Good Standing from the SDAT as to the Company; and

(6)           as has been attached to this opinion, an Officer’s Certificate signed by Roberta Matlin, Vice President of the Company.

We have also examined originals or copies, certified or otherwise, identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

Inland American Real Estate Trust, Inc.

July 3, 2007

Whenever a statement herein is qualified by the phrase “to our knowledge” or a similar phrase, it is intended to indicate that, during the course of our representation of the Company in connection with the Registration Statement, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys presently in this firm who have rendered legal services in connection with the representation described in the introductory paragraph of this opinion letter.  However, we have not undertaken any independent investigation or review to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation or review.

The opinions expressed herein address only the legal consequences of facts existing or assumed as of the date hereof, are based on an analysis of existing laws and court decisions and cover certain matters not directly addressed by such authorities.  Such opinions may be affected by actions taken or omitted, events occurring, or changes in the relevant facts, after the date hereof.  We express no opinion and assume no responsibility as to the effect of, or consequences resulting from, any fact or circumstance, including without limitation, legislative or other changes in the law, occurring subsequent to the date of this letter.

In rendering the opinions set forth below, we have assumed, and to our knowledge there are no facts inconsistent with, the following:

(a)                                  each of the parties thereto (other than the Company) has duly and validly executed and delivered each instrument, document and agreement executed in connection with these matters to which such a party is a signatory and such party’s obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms;

(b)                                 each person executing any such instrument, document or agreement on behalf of such party (other than the Company) is duly authorized to do so;

(c)                                  each natural person executing any such instrument, document or agreement is legally competent to do so; and

(d)                                 all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all public records reviewed are accurate and complete.

Based upon and subject to the foregoing and further subject to the limitations and qualifications set forth below, it is our opinion that:

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Inland American Real Estate Trust, Inc.

July 3, 2007

1.     The Company is a corporation duly incorporated and validly existing under, and by virtue of, the laws of the State of Maryland and is in good standing under such laws.

2.     The Shares have been duly authorized and, when the Registration Statement becomes effective under the Act and when issued, sold and delivered against payment therefor in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion is subject to the operation and effect of applicable bankruptcy, insolvency, moratorium, reorganization, receivership or other similar laws, statutes or rules now or hereafter in effect affecting the rights of creditors, generally.

In addition to the qualifications set forth above, we express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland and the opinions expressed herein concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Maryland and the United States of America as currently in effect.  We assume no obligation to supplement this opinion if any applicable laws change after the date hereof, or if we become aware of facts which were not in existence on the date hereof and which might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the prospectus portion of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Shaprio Sher Guinot & Sandler

SHAPIRO SHER GUINOT & SANDLER, P.A.